Exhibit 4.3

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), is made and entered into as of December 12, 2024, between TriSalus Life Sciences, Inc., a Delaware corporation, with offices at 6272 West 91ST Avenue, Westminster, CO 80031 (the “Company”) and each of those persons and entities, severally and not jointly, whose names are set forth on the Schedule of Purchasers attached hereto as Exhibit A (which persons and entities are hereinafter collectively referred to as “Purchasers” and each individually as a “Purchaser”).

WITNESSETH:

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506(b) promulgated thereunder, the Company desires to issue and sell to the Purchasers, and the Purchasers desire to purchase from the Company, securities of the Company as more fully described in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants and the terms set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1 – DEFINITIONS

Section 1.1           Certain Defined Terms

As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” of a person or entity shall mean any other person or entity directly, or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such person or entity. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract, or otherwise.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.0001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Governmental Authority” means any United States federal, state or local or any foreign government, governmental regulatory or administrative authority, agency or commission or any court, tribunal or judicial body of competent jurisdiction.

“Law” means any foreign, local, state or federal law, ordinance, regulation, order, injunction or decree, or common law or any other binding requirement of a Governmental Authority.

“Person” means any entity, whether incorporated or not, organization or individual.

“Proceeding” means an action, claim, suit, investigation or proceeding.

“Purchase Price” means (i) $3.97 per Share, which is the lower of: (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the signing of this Agreement; or (ii) the average Nasdaq Official Closing Price of the Common Stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of this Agreement.

“Required Approvals” shall have the meaning ascribed to such term in Section 3.1(e) hereof.

“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(h) hereof.

“Subsidiary” means any entity in which the Company, directly or indirectly, owns any of the capital stock or holds an equity or similar interest.

“Transaction Documents” means this Agreement, all exhibits and schedules, if any, hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

ARTICLE 2 – PURCHASE AND SALE

Section 2.1           Purchase and Sale of Securities.

At the closing of the transactions contemplated hereby (the “Closing”), the Company will sell and issue to each Purchaser, and each Purchaser will purchase from the Company, the entire number of shares of Common Stock set forth under the heading “Shares” opposite such Purchaser’s name on Exhibit A (the “Shares”). The Closing shall take place on the date of this Agreement, via the remote exchange of signatures, or on such other date as the parties may agree upon in writing (the “Closing Date”).

Section 2.2           Purchase Price.

At the Closing, each Purchaser will pay or cause to be paid to the Company by wire transfer of immediately available funds the aggregate Purchase Price for the Shares purchased by such Purchaser hereunder.

Section 2.3           Deliveries by the Company.

At the Closing, the Company shall deliver or cause to be delivered to the Transfer Agent such documents as may be required by the Transfer Agent to credit each Purchaser the number of Shares set forth on Exhibit A.

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ARTICLE 3 – COMPANY REPRESENTATIONS AND WARRANTIES

3.1           The Company hereby makes the following representations and warranties to each Purchaser as of the date hereof:

(a)           Subsidiaries. All of the direct and indirect Subsidiaries of the Company are set forth in the SEC Reports. The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

(b)           Organization and Qualification. The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not have or reasonably be expected to result in a material adverse effect on (i) the transactions contemplated by the Transaction Documents, (ii) the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and/or the Subsidiaries, individually or taken as a whole or (iii) the Company’s ability to perform on a timely basis its obligations under any Transaction Document (any of clauses (i), (ii) or (iii), a “Material Adverse Effect”).

(c)            Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents and otherwise to carry out the Company’s obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company, and no further action is required by the Company, the Company’s Board of Directors or the Company’s stockholders in connection herewith or therewith, other than in connection with the Required Approvals. This Agreement and each other Transaction Document to which the Company is a party have been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except: (A) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (B) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (C) insofar as indemnification and contribution provisions may be limited by applicable law.

(d)           No Conflicts. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party, the issuance and sale of the Shares and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents; (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default under, any agreement, indenture, or instrument to which the Company or any Subsidiary is a party; or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected, except in the case of clauses (ii) and (iii) only, for such conflicts, breaches, defaults, and violations as would not reasonably be expected to have a Material Adverse Effect.

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(e)           Filings, Consents and Approvals. Neither the Company nor any Subsidiary is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than: any required filings or notifications regarding the issuance or listing of additional shares with Nasdaq, the filing of a Form D with the Commission and such other filings as are required to be made under applicable state securities laws (collectively, the “Required Approvals”).

(f)            Issuance of the Shares. The Shares are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable and will not be subject to preemptive rights or other similar rights of stockholders of the Company.

(g)           Capitalization. The capitalization of the Company is as set forth in the SEC Reports. The Company has not issued any capital stock since its most recently filed periodic report under the Exchange Act, other than pursuant to the exercise of stock options, the issuance and/or vesting of restricted stock units under the Company’s equity incentive plans and the sale of shares pursuant to the Company’s Standby Equity Purchase Agreement with YA II PN, Ltd., dated October 2, 2023 (the “SEPA”). No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as a result of the purchase and sale of the Shares or pursuant to the Company’s equity incentive plans, employee stock purchase plan, outstanding warrants and preferred stock disclosed in the SEC Reports, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock or the capital stock of any Subsidiary, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock, Common Stock Equivalents or capital stock of any Subsidiary. There are no stockholder agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.

(h)           SEC Reports; Financial Statements. Since January 1, 2024, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or (i) has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension, or (ii) has received a valid waiver of such time of filing and has filed any such SEC Reports as required pursuant to any such waiver. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto, and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

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(i)            No Material Adverse Change. Since December 31, 2023, except as described or referred to in the SEC Reports and except for cash expenditures in the ordinary course of business, there has not been any change in the assets, business, properties, financial condition or results of operations of the Company that would reasonably be expected to have a Material Adverse Effect. Since December 31, 2023, (a) there has not been any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock, (b) the Company has not sustained any material loss or interference with the Company’s business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority, and (c) the Company has not incurred any material liabilities except in the ordinary course of business.

(j)            Litigation. Except as set forth in the SEC Reports, as of the date hereof, there is no Proceeding before or by any court, public board, government agency, self-regulatory organization or body pending or, to the Company’s knowledge, threatened against the Company that if determined adversely to the Company would reasonably be expected to have a Material Adverse Effect or would reasonably be expected to impair the ability of the Company to perform its obligations under this Agreement. To the knowledge of the Company, there is not pending or contemplated any investigation by the Commission of the Company or any director or executive officer of the Company. The Company has not received any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Exchange Act or the Securities Act and, to the Company’s knowledge, the Commission has not issued any such order.

(k)           Real and Personal Property. The Company has good and marketable title to, or has valid rights to lease or otherwise use, all items of real and personal property that are material to the business of the Company free and clear of all liens, encumbrances, claims and defects and imperfections of title except those that (a) do not materially interfere with the use of such property by the Company or (b) would not reasonably be expected to have a Material Adverse Effect.

(l)            Intellectual Property. The Company and each Subsidiary have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights as necessary or required for use in connection with their respective businesses and which the failure to so have would have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). Neither the Company nor any Subsidiary has received, since the date of the latest audited financial statements included within the SEC Reports, a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person, except as would not have or reasonably be expected to not have a Material Adverse Effect. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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(m)          Insurance. The Company and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company believes are prudent and customary for a company (a) in the businesses and location in which the Company and its Subsidiaries are engaged, (b) with the resources of the Company and its Subsidiaries, and (c) at a similar stage of development as the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written notice that the Company or Subsidiary will not be able to renew its existing insurance coverage as and when such coverage expires. The Company and its Subsidiaries believe they will be able to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue their business.

(n)           Related Party Transactions. Except with respect to the transactions (a) that are not required to be disclosed and (b) contemplated hereby to the extent an Affiliate of any director or 5% stockholder purchases Shares hereunder, all transactions that have occurred between or among the Company, on the one hand, and any of its officers or directors, or any Affiliate or Affiliates of any such officer or director, on the other hand, prior to the date hereof have been disclosed in the SEC Reports to the extent required to be disclosed by the Securities Act or Exchange Act, as the case may be.

(o)           Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company or any Subsidiaries to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents.

(p)           Private Placement. Neither the Company, nor to the Company’s knowledge any Person acting on its behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under any circumstances that would require registration of the Shares under the Securities Act. Assuming the accuracy of the representations and warranties of the Purchasers contained in Article 4 hereof, the issuance of the Shares are exempt from registration under the Securities Act.

(q)           Investment Company. The Company is not and, after giving effect to the offering and sale of the Shares, will not be an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(r)            The Nasdaq Global Market. The Common Stock is listed on The Nasdaq Global Market, and to the Company’s knowledge, there are no Proceedings to revoke or suspend such listing. The Company is in material compliance with the requirements of Nasdaq for continued listing of the Common Stock thereon and any other Nasdaq listing and maintenance requirements.

(s)           Foreign Corrupt Practices. Since January 1, 2022, neither the Company nor any Subsidiary, nor to the knowledge of the Company or any Subsidiary, any agent or other person acting on behalf of the Company or any Subsidiary, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any Subsidiary (or made by any Person acting on its behalf of which the Company is aware) which is in violation of law, or (iv) violated in any respect any provision of FCPA.

(t)            Taxes. The Company has filed (or has obtained an extension of time within which to file) all necessary federal, state and foreign income and franchise tax returns and has paid all taxes shown as due on such tax returns, except where the failure to so file or the failure to so pay would not reasonably be expected to have a Material Adverse Effect.

(u)           Regulation M Compliance. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Shares, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Shares, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

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ARTICLE 4 – PURCHASER REPRESENTATIONS AND WARRANTIES

Each Purchaser hereby represents and warrants to the Company, severally and not jointly, as of the date hereof the following:

Section 4.1           Power and Authority.

Purchaser has the right, power and authority to execute, deliver and perform this Agreement and all the documents and instruments referred to herein and contemplated hereby and to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Purchaser and will constitute a legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except: (A) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (B) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (C) insofar as indemnification and contribution provisions may be limited by applicable law.

Section 4.2           No Conflicts.

The execution and delivery by Purchaser of this Agreement and the consummation of the transactions contemplated herein by Purchaser will not: (i) violate, conflict with, result in a breach or default under, cause termination of, create any right of termination under or any adverse change of rights under, (including the acceleration of payments under) any term or condition of, or result in the creation of any lien or encumbrance pursuant to, any mortgage, indenture, contract, license, permit, instrument, or other agreement, document or instrument to which Purchaser is a party or by which Purchaser or any of its properties may be bound or (ii) violate any provision of Law or any valid and enforceable court order or ruling of any Governmental Authority to which Purchaser is a party or by which Purchaser or its properties may be bound as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

Section 4.3           Required Consents, Approvals and Filings.

No consent or approval is required by virtue of the execution of this Agreement by Purchaser or the consummation of the transactions contemplated herein by Purchaser.

Section 4.4           Accredited Investor.

At the time Purchaser was offered Shares, it was, and at the date hereof is, an “accredited investor” as defined in Rule 501(a) of the Securities Act. Neither Purchaser nor any of its Rule 506(d) Related Parties is a “bad actor” within the meaning of Rule 506(d) of the Securities Act. For purposes of this Agreement, a “Rule 506(d) Related Party” shall mean a person or entity covered by the “Bad Actor disqualification” provision of Rule 506(d) of the Securities Act.

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Section 4.5           Purchase for Investment.

Purchaser is acquiring the Shares for its own account in the ordinary course of its business, for investment only and not with a view to the distribution thereof in violation of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Section 4.6           Restricted Securities.

Purchaser acknowledges that the Shares are “restricted securities” as that term is defined in Rule 144 promulgated under the Securities Act and, accordingly, the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available and the certificates evidencing the Shares will be legended accordingly. Without limiting the generality of the foregoing, Purchaser acknowledges that, unless the resale of the Shares is covered under an effective registration statement, the Shares may not be sold pursuant to Rule 144 for a period of at least six (6) months from the date of Closing, and, if such Purchaser is deemed an affiliate of the Company at the time of such future sale, that it must comply with the volume and manner of sale restrictions of Rule 144 applicable to affiliates of an issuer.

Section 4.7           Sophistication.

Purchaser has, independently and without reliance upon the Company and its Affiliates, and based on such documents and information as Purchaser has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition of the Company, investment merits and consequences of its purchase of the Shares and made its own decision with respect to its purchase of the Shares. Purchaser has consulted to the extent deemed appropriate by it with its own advisers as to the financial, tax, legal and related matters concerning a purchase of the Shares and on that basis understands the financial, legal, tax and related consequences of a purchase of the Shares, and believes that a purchase of the Shares is suitable and appropriate for it. Purchaser is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities representing an investment decision like that involved in the purchase of the Shares, and has requested, received, reviewed and considered all information it deems relevant, including the SEC Reports and risk factors contained therein, in making an informed decision to purchase the Shares. Purchaser understands that its investment in the Shares involves a significant degree of risk including a risk of total loss of its investment, and it is fully aware of and understands all the risk factors related to its purchase of the Shares. Purchaser has received information deemed by it to be sufficient to allow it to make an independent and informed decision with respect to its acquisition of the Shares contemplated hereunder. Purchaser has, in connection with Purchaser’s decision to purchase the Shares, not relied upon any representations or other information (whether oral or written) other than as set forth in the representations and warranties of the Company contained herein and the information disclosed in the SEC Documents, and Purchaser has, with respect to all matters relating to this Agreement and the offer and sale of the Shares, relied solely upon the advice of such Purchaser’s own counsel and has not relied upon or consulted any counsel to the Company.

Section 4.8           Broker.

Purchaser has not employed any broker or finder in connection with the transactions contemplated by its Agreement.

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Section 4.9           No General Solicitation.

Purchaser did not learn of the investment in the Shares as a result of any public advertising or general solicitation, including without limitation, by means of a registration statement or prospectus.

ARTICLE 5 – OTHER AGREEMENTS OF THE PARTIES

Section 5.1           Consents and Approvals.

The Company and each Purchaser shall take, or cause to be taken, all commercially reasonable actions and shall do, or cause to be done, all commercially reasonable things necessary under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, to comply promptly with all legal requirements that may be imposed on it with respect to this Agreement and the transactions contemplated hereby by any Governmental Authority with regulatory jurisdiction over enforcement of any applicable antitrust or other similar regulatory Laws (“Governmental Regulatory Authority”) (which actions shall include, without limitation, furnishing all information required by applicable Law in connection with approvals of or filings with any Governmental Regulatory Authority).

Section 5.2           Transfer Restrictions.

(a)           The Shares may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Shares, other than pursuant to an effective registration statement or pursuant to an exemption from registration under the Securities Act, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company (it being agreed that the opinion of a Purchaser’s in-house counsel shall be acceptable to the Company), the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Shares under the Securities Act. As a condition of granting any transferee of Shares any rights pursuant to any of the Transaction Documents, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights and obligations of a Purchaser under this Agreement.

(b)           Each Purchaser agrees to the imprinting, so long as is required by this Section 5.2 hereof, of a legend on any of the Shares in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION, OR THE SECURITIES COMMISSION OF ANY STATE UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD (I) EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (II) PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, AS EVIDENCED BY A LEGAL OPINION OF COUNSEL SELECTED BY THE HOLDER TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY OR (III) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

Section 5.3           Rule 144.

The Company shall use commercially reasonable efforts to:

(a)           make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times;

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(b)           file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act; and

(c)           so long as a Purchaser owns any Shares, furnish to such Purchaser, upon any reasonable request, a written statement by the Company as to its compliance with Rule 144 under the Securities Act, and of the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as such Purchaser may reasonably request in availing itself of any rule or regulation of the Commission allowing a Purchaser to sell any such securities without registration.

Section 5.4           Expenses.

The Company and each Purchaser is liable for, and will pay, its own expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement, including, without limitation, attorneys’ and consultants’ fees and expenses.

Section 5.5           Further Assurances.

Each party will do and perform, or cause to be done and performed, all such further acts and things, and will execute and deliver all other agreements, certificates, instruments and documents, as another party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE 6 – CONDITIONS TO THE COMPANY’S OBLIGATIONS

The Company’s obligation to issue and deliver the Shares at the Closing shall be subject to the following conditions to the extent not waived in writing by the Company:

(a)           No Prohibitions. There shall be in effect no injunction, decree or order of, any Governmental Authority that prohibits or renders unlawful the consummation of the transactions contemplated hereby.

(b)           Representations and Warranties. The representations and warranties made by the Purchasers in Article 4 hereof shall be true and correct on the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties that specifically address matters only as of a particular date).

(c)           Receipt of Funds. The Company shall have received immediately available funds in the full amount of the aggregate Purchase Price for the Shares being purchased hereunder as set forth opposite such Purchaser’s name on Exhibit A hereto.

ARTICLE 7 – CONDITIONS TO PURCHASERS’ OBLIGATIONS

Each Purchaser’s obligation to purchase Shares at the Closing shall be subject to the following conditions to the extent not waived in writing by such Purchaser:

(a)           No Prohibitions. There shall be in effect no injunction, decree or order of, any Governmental Authority that prohibits or renders unlawful the consummation of the transactions contemplated hereby.

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(b)           Representations and Warranties. The representations and warranties made by the Company in Article 3 hereof shall be true and correct on the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties that specifically address matters only as of a particular date).

(c)           Transfer Agent Instructions. The Company shall have delivered to the Transfer Agent irrevocable instructions to issue to such Purchaser or in such nominee name(s) as designated by such Purchaser in writing such number of Shares set forth opposite such Purchaser’s name on Exhibit A hereto.

ARTICLE 8 – MISCELLANEOUS

Section 8.1           Entire Agreement.

The Transaction Documents, including exhibits hereto and thereto, and all other agreements to be signed or delivered at Closing, constitute the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto.

Section 8.2           Waivers.

No waiver by a party with respect to any breach or default or of any right or remedy and no course of dealing or performance, will be deemed to constitute a continuing waiver of any other breach or default or of any other right or remedy, unless such waiver is expressed in writing signed by the party to be bound. Failure of a party to exercise any right will not be deemed a waiver of such right or rights in the future.

Section 8.3           Parties Bound by Agreement; Successors and Assigns; Nature of the Company’s Obligations.

The terms, conditions and obligations of this Agreement will inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns thereof. Neither of the parties hereto may transfer or assign its rights, duties or obligations hereunder or any part thereof to any other person or entity without the prior written consent of the other parties hereto.

Section 8.4           Counterparts

This Agreement may be executed in multiple counterparts, each of which will for all purposes be deemed to be an original and all of which will constitute the same instrument. This Agreement may also be executed and delivered by facsimile signature, PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g. www.docusign.com).

11.

Section 8.5           Notices.

All notices, requests and other communications to any party hereunder shall be in writing and shall be given (and shall be deemed to have been duly given when received or first refused) (i) by hand delivery, (ii) by overnight courier, express mail service or registered or certified mail, in each case with postage or fees prepaid, or (iii) by email transmission (with a copy of any such notice sent by hand delivery, overnight courier, express mail service or registered or certified mail, in each case with postage or fees prepaid) to the Company at the following address and to any Purchaser at the address set forth under such Purchaser’s name on Exhibit A attached hereto (or at such other address for a party as shall be specified by like notice):

If to the Company:

TriSalus Life Sciences, Inc.

6272 West 91ST Avenue

Westminster, CO 80031

Attention: Sean Murphy, Chief Financial Officer

Email:

With a copy to:

Cooley LLP

10265 Science Center Drive

San Diego, CA 92121

Attn: Matthew Browne

Email:

Section 8.6           Governing Law.

This Agreement will be governed by and interpreted in accordance with the laws of the State of New York without regard to the principles of conflict of laws.

Section 8.7           Public Announcements.

Except as required by Law, any announcements or similar publicity or any disclosure to any person other than the respective advisors of the parties hereto regarding the contents of this Agreement or any other agreement between the parties entered into pursuant hereto shall be agreed upon by the parties prior to such disclosure and, except as provided herein, any information relating to the matters described above shall be kept confidential by the parties hereto (and their respective representatives and agents); provided that nothing herein shall prohibit the Company or any Purchaser from making such disclosure to the Company’s or such Purchaser’s respective Affiliates that are bound to confidentiality obligations at least as prohibitive as those set forth in this Section 8.7; and provided further, that this prohibition shall not be deemed breached in the event the Company or such Purchaser is required to disclose this transaction under the rules and regulations of the Commission applicable to the Company or such Purchaser and, following any such disclosure made under the rules and regulations of the Commission applicable to the Company or such Purchaser, the Company and such Purchaser may thereafter disclose the applicable information so disclosed without restriction.

Section 8.8           No Third-Party Beneficiaries.

There exists no right of any person to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.

12.

Section 8.10         Survival.

The representations and warranties of the Company and the Purchasers contained in Article 3 and Article 4 hereof, and the agreements and covenants set forth in Article 5 hereof, shall survive the Closing and the delivery of the Shares.

Section 8.11         Amendments; Waivers.

No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchasers who then hold a majority of the Shares purchased (or to be purchased) pursuant to this Agreement as set forth on Exhibit A hereto, and in the case of a waiver, by the party against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

Section 8.12         Interpretation.

Words of the masculine gender will be deemed and construed to include correlative words of the feminine and neuter genders. Words importing the singular number will include the plural number and vice versa unless the context will otherwise indicate. The headings of this Agreement are for convenience and do not define or limit the provisions hereof. Words importing persons include firms, associations and corporations. The term “herein,” “hereunder,” “hereby,” “hereto,” “hereof” and any similar terms refer to this Agreement, the term “heretofore” means before the date of execution of this Agreement and the term “hereafter” means after the date of execution of this Agreement. References herein to “include,” “includes” or “including” shall mean without limitation.

Section 8.13         Waiver of Conflicts.

Each party to this Agreement acknowledges that Cooley LLP (“Cooley”), counsel for the Company, may have in the past performed, and may continue to or in the future perform, legal services for certain of the Purchasers in matters that are similar, but not substantially related, to the transactions described in this Agreement and other matters that are not substantially related to the transactions described in this Agreement. Accordingly, each party to this Agreement hereby acknowledges that (a) they have had an opportunity to ask for information relevant to this disclosure, and (b) Cooley represents only the Company with respect to the Agreement and the transactions contemplated hereby. The Company gives its informed consent to Cooley’s existing and/or future representation of such Purchasers in matters not substantially related to this Agreement, and such Purchasers give their informed consent to Cooley’s representation of the Company in connection with this Agreement and the transactions contemplated hereby.

[Signature Page Follows]

13.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

TRISALUS LIFE SCIENCES, INC.

By:	/s/ Sean Murphy
Sean Murphy
Chief Financial Officer

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

PURCHASER:

Alice H. Hanley Revocable Trust

By:	/s/ Alice Hanley
Name:	Alice Hanley
Title:	Trustee

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

PURCHASER:

Christopher Dewey

By:	/s/ Christopher Dewey

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

PURCHASER:

Frankenius Equity AB

By:	/s/ Ulrika Jöreteg
Name:	Ulrika Jöreteg
Title:	CFO

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

PURCHASER:

Mats Wahlström

By:	/s/ Mats Wahlström

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

PURCHASER:

Lee Merrill Hanley Curtis 2002 Descendants’ Trust

By:	/s/ Merrill Curtis
Name:	Merrill Curtis
Title:	Trustee

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

PURCHASER:

Micheal Stansky

By:	/s/ Michael Stansky

Exhibit A

schedule of purchasers

Name and Address	Shares	Purchase Price
Alice H. Hanley Revocable Trust	50,377	$199,996.69
Christopher Dewey	50,377	$199,996.69
Frankenius Equity AB	62,972	$249,998.84
Mats Wahlström	25,188	$99,996.36
Lee Merrill Hanley Curtis 2002 Descendants’ Trust	12,594	$49,998.18
Michael Stansky	50,377	$199,996.69
Total:	251,885	$999,983.45